Leatt Corp Announces Results for the Second Quarter 2023

CAPE TOWN, South Africa, (August 10 , 2023) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced financial results for the second quarter ending June 30, 2023. All financial numbers are in U.S. dollars.

Second Quarter 2023 Snapshot

• Global revenues were $12.35 million, down 31%, compared to the second quarter of 2022.

• Gross profit margins increased from 41% to 44% for the first six months of 2023, compared to same period of 2022.

• Net Income was $776,139, down 72%, compared to the second quarter of 2022.

• Helmet sales were $3.52 million, an increase of 48%, compared to the second quarter of 2022.

• Cash and cash equivalents for the first six months increased 69% to $12 million.

• Cash flow generated from operations was $6.82 million for the first six months of 2023.

• Leatt brand momentum continues at consumer level despite constrained industry wide ordering patterns.

• Global shipping and logistic costs continue to stabilize.

Chief Executive Officer, Sean Macdonald commented: "Compared to 2022, the best year in our Company's history, 2023 continues to be challenging for the entire MOTO and MTB industry due largely to post-Covid stocking and sell through dynamics. Although international distribution remains constrained, we are enthusiastic about the momentum that the Leatt brand continues to maintain and expect the early stages of a moderate recovery in domestic consumer sales to continue to appear in results over the next several quarters.

"Total global sales for the second quarter were $12.35 million, a decrease of 31%, compard to the second quarter of 2022. Total global revenues for the first six months of 2023 were $25.43 million, a decrease of 40% compared to the first six months of 2022. Gross profit for the second quarter was $5.34 million. Net income after taxes for the second quarter was $776,139. The sales decreases come in the context of continued temporary distributor and dealer adjustments to ordering patterns as high Covid-era inventory levels continue to be digested and participation remains strong.

"We are particularly enthused by global sales of our helmets featuring our innovative 360 Turbine technology. Overall helmet sales increased by 48% to $3.52 million over last year's second quarter and accounted for 29% of our total revenues for the second quarter of 2023. Our award-winning MTB helmet lineup was our leader, generating a sales revenue increase of 116% led by initial shipments of our highly-anticipated MTB 3.0 helmet designed to reach a wide rider audience of elite and amateur athletes. Additionally, our redesigned MOTO helmets also generated strong demand, with sales volumes increasing by 141%.

"We remain energized by continued growth in consumer and athlete direct sales in the U.S. and moderate improvement in buying activity at the domestic dealer level  as inventory is digested. Our leatt.com site activity and consumer purchasing continued to grow during the second quarter, increasing by 11%, and representing 7% of our global revenues year-to-date.

"Other important highlights include our improvements in gross margins from 41% to 44%, year-to-date, as we continue to maintain brand equity; global supply and shipping costs stabilized, and cash and cash equivalents increased from $5 million to $12 million, which we see as a testament to the resilience of our business model."

Financial Summary

Total revenues for the second quarter of 2023 were $12.35 million, down 31%, compared to $ 17.94 million for the second quarter of 2022.

The decrease in global revenues during the 2023 period is attributable to a $4.14 million decrease in body armor sales, a $1.82 million decrease in other products, parts, and accessories sales, and a $0.77 million decrease in neck brace sales, that was partially offset by a $1.15 million increase in helmet sales.

Income from operations for the second quarter of 2023 was $1.31 million, down 65%, compared to $3.73 million for the second quarter of 2022.

Net income for the second quarter of 2023 was $776,139 or $0.13 per basic and $0.12 per diluted share, down 72%, as compared to net income of $ 2.73 million, or $0.47 per basic and $0.44 per diluted share, for the second quarter of 2022.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  At June 30, 2023, the Company had cash and cash equivalents of $12.0 million and a current ratio of 6:1.

Founder and Chairman Dr. Christopher Leatt remarked: "Our design and engineering team continues to focus on innovating products to add to our growing pipeline of exceptional products to reach a much wider audience around the world."

Business Outlook

Mr. Macdonald added: "While industry-wide inventory stocking dynamics continue to delay new orders, we continue to focus heavily on areas that we believe will stimulate growth moving forward.

"We are actively refining and building our multi-channel sales organization in established and emerging markets, building internal and partner-level e-commerce capabilities, and investing in product launch and brand-building campaigns that leverage the tremendous momentum that the Leatt brand has achieved.

"Our international distributors continue to evaluate dealer purchasing patterns and report that Leatt brand momentum remains positive as the riding season gains traction.

"We are looking forward to the launch of some exciting new market segment opportunities and a return to revenue growth as stock is digested and riders continue to participate in outdoor activities around the world.

"We believe that a clear focus on financial resilience and cashflow and our ability to attract and invest in world class industry talent forms the foundation of our strong position to gain market share and deliver strong long term shareholder value moving forward."

Conference Call

The Company will host a conference call at 10:00 am ET on Thursday, August 10, 2023, to discuss the second quarter 2023 results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13740487.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motorsports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet in two-wheeled sports as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles, and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Twitter, and Instagram.

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the likelihood that the Company's double digit revenue growth will continue; the ability of the Company to continue to building its multi-channel sales organization and e-commerce capabilities in the market; the likelihood that the Company will maintain its innovative and cutting-edge pipeline of branded products or leverage this momentum into new market segment opportunities and return revenue growth; the financial outlook of the Company, including the likelihood that customer ordering patterns will stabilize in the near term; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason

Investor Relations

Investor-info@leatt.com

(917) 841-8371

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2023	December 31, 2022
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$11,997,597	$7,102,945
Accounts receivable, net	10,349,776	12,839,597
Inventory, net	19,158,929	22,805,462
Payments in advance	1,042,058	1,047,137
Deferred asset, net	292,321	1,016,815
Prepaid expenses and other current assets	2,013,106	2,878,112
Total current assets	44,853,787	47,690,068

Property and equipment, net	3,228,198	3,104,336
Operating lease right-of-use assets, net	945,901	1,092,170
Other Assets
Deposits	39,872	40,796

Total Assets	$49,067,758	$51,927,370
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$5,152,630	$6,011,390
Notes payable, current	110,484	108,398
Operating lease liabilities, current	266,057	280,743
Deferred compensation, current	-	400,000
Income taxes payable	1,356,195	3,382,700
Short term loan, net of finance charges	291,968	1,030,196
Total current liabilities	7,177,334	11,213,427

Notes payable, net of current portion	87,740	141,967
Operating lease liabilities, net of current portion	679,844	811,427
Deferred tax liability, net	66,200	66,200
Commitments and contingencies
Preferred stock, $.001 par value, 1,120,000 shares
authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares
authorized, 5,971,340 and 5,971,340 shares issued
and outstanding	130,309	130,309
Additional paid - in capital	10,645,497	10,645,497
Accumulated other comprehensive loss	(1,518,212)	(1,081,143)
Retained earnings	31,796,046	29,996,686
Total stockholders' equity	41,056,640	39,694,349

Total Liabilities and Stockholders' Equity	$49,067,758	$51,927,370

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Six Months Ended
	June 30		June 30
	2023	2022	2023	2022
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues	$12,350,224	$17,938,310	$25,429,567	$42,166,418

Cost of Revenues	7,007,442	10,294,238	14,314,015	24,895,256

Gross Profit	5,342,782	7,644,072	11,115,552	17,271,162
Product Royalty Income	10,248	46,971	23,384	125,810
Operating Expenses
Salaries and wages	1,228,491	1,325,177	2,469,927	2,623,139
Commissions and consulting expenses	110,925	150,634	207,249	313,220
Professional fees	111,785	79,653	449,028	338,768
Advertising and marketing	863,378	746,114	1,704,472	1,360,004
Office lease and expenses	161,572	193,878	311,812	400,899
Research and development costs	632,968	480,843	1,217,959	1,014,543
Bad debt expense (recovery)	(230,616)	(13,969)	(181,221)	4,355
General and administrative expenses	868,595	710,351	1,686,774	1,422,103
Depreciation	292,374	287,943	572,184	564,867
Total operating expenses	4,039,472	3,960,624	8,438,184	8,041,898

Income from Operations	1,313,558	3,730,419	2,700,752	9,355,074
Other Expenses
Interest and other expenses, net	(16,874)	(8,349)	(37,798)	(2,192)
Total other expenses	(16,874)	(8,349)	(37,798)	(2,192)

Income Before Income Taxes	1,296,684	3,722,070	2,662,954	9,352,882
Income Taxes	520,545	995,150	863,594	2,403,207

Net Income Available to Common Shareholders	$776,139	$2,726,920	$1,799,360	$6,949,675
Net Income per Common Share
Basic	$0.13	$0.47	$0.30	$1.20
Diluted	$0.12	$0.44	$0.29	$1.12
Weighted Average Number of Common Shares Outstanding
Basic	5,971,340	5,815,285	5,971,340	5,790,510
Diluted	6,268,520	6,255,537	6,268,520	6,230,763
Comprehensive Income
Net Income	$776,139	$2,726,920	$1,799,360	$6,949,675
Other comprehensive income, net of $0 deferred income
taxes in 2023 and 2022
Foreign currency translation	(163,320)	(382,782)	(437,069)	(125,048)
Total Comprehensive Income	$612,819	$2,344,138	$1,362,291	$6,824,627

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS  ENDED JUNE 30, 2023 AND 2022

	2023	2022

Cash flows from operating activities
Net income	$1,799,360	$6,949,675
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	572,184	564,867
Stock-based compensation	-	323,010
Bad debts reserve	(202,905)	(7,871)
Inventory reserve	180,164	94,269
Deferred asset allowance	(37,518)	-
(Gain) loss on sale of property and equipment	12	(22,905)
(Increase) decrease in:
Accounts receivable	2,692,726	(1,155,162)
Deferred asset	762,012	-
Inventory	3,466,369	(866,061)
Payments in advance	5,079	258,974
Prepaid expenses and other current assets	865,006	729,338
Deposits	924	(7,994)
Increase (decrease) in:
Accounts payable and accrued expenses	(858,760)	(6,649,900)
Income taxes payable	(2,026,505)	703,220
Deferred compensation	(400,000)	40,000
Net cash provided by operating activities	6,818,148	953,460

Cash flows from investing activities
Capital expenditures	(265,819)	(435,537)
Proceeds from sale of property and equipment	-	42,773
Increase in short-term investments, net	-	(1)
Net cash used in investing activities	(265,819)	(392,765)

Cash flows from financing activities
Issuance of common stock	-	255,800
Repayment of note payable to bank	(52,141)	(36,146)
Repayment of short-term loan, net	(738,228)	(747,845)
Net cash used in financing activities	(790,369)	(528,191)

Effect of exchange rates on cash and cash equivalents	(867,308)	(105,169)

Net increase (decrease) in cash and cash equivalents	4,894,652	(72,665)

Cash and cash equivalents - beginning of period	7,102,945	5,022,436

Cash and cash equivalents - end of period	$11,997,597	$4,949,771

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$42,127	$30,178
Cash paid for income taxes	$2,846,403	$1,699,987

Other noncash investing and financing activities
Common stock issued for services	$-	$323,010

The accompanying notes are an integral part of these consolidated financial statements.